Exhibit 5.1

November 9, 2006

Rush Enterprises, Inc.
555 IH 35 South
New Braunfels, Texas  78130

Re:                               Registration Statement on Form S-8

Ladies and Gentleman:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on behalf of Rush Enterprises, Inc., a Texas corporation (the “Company”), relating to the registration of an additional 160,000 shares of the Company’s Class A Common Stock, $.01 par value (the “Class A Common Stock”), and an additional 80,000 shares of the Company’s Class B Common Stock, $.01 par value (the “Class B Common Stock”), issuable pursuant to the Rush Enterprises, Inc. Amended and Restated 1997 Non-Employee Director Stock Option Plan (the “Plan”).

As counsel to the Company, we have examined such corporate records, other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion the 160,000 shares of Class A Common Stock and 80,000 shares of Class B Common Stock issuable pursuant to the Plan have been duly and validly authorized and, subject to the issuance of such shares and payment therefor in accordance with the Plan, such shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

Very truly yours,

Fulbright & Jaworski L.L.P.